Exhibit 10.9

THIRD AMENDMENT

TO

CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Amendment”), dated as of November 25, 2003, is entered into by and between QUATECH, INC. (FKA WR ACQUISITION, INC.) (“Borrower”) and NATIONAL CITY BANK (“Bank”)

WITNESSETH:

WHEREAS, the parties have entered into a Credit Agreement dated July 28, 2000 as amended by a certain First Amendment to Credit Agreement dated as of March 25, 2002 and a Second Amendment to Credit Agreement dated as of September 4, 2002 (as amended, the “Credit Agreement”; all terms used in the Credit Agreement being used herein with the same meaning); and

WHEREAS, the parties desire to amend certain provisions of the Credit Agreement to, (a) recognize the name change of Borrower; (b) extend the Expiration Date of the Revolving Commitment to August 1, 2005; (c) eliminate the annual loan fee for the Revolving Commitment; (d) change the interest rate for the Revolving Commitment to grid pricing; and (e) establish a $150,000 letter of credit authorization and sublimit under the Revolving Commitment; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION I - Amendments to Credit Agreement

A.	The name of the Borrower has been changed from WR Acquisition, Inc. to Quatech, Inc.

B.	The following subsections of the Credit Agreement are hereby amended:

1. Subsection 1B. is hereby deleted in its entirety and replaced with the following:

1B. SUMMARY — This Agreement

(a) provides that concurrently with the execution and delivery of this Agreement Bank shall grant Borrower the Term Loan A described in section 2A and the Term Loan B described in section 2B,

(b) sets forth the terms and conditions upon which Borrower may, so long as the Revolving Commitment remains in effect, obtain the Revolving Loans described in sections 2C and 2D and the Subject LCs described in section 2E, PROVIDED that the aggregate unpaid principal balance of the Revolving Loans at any one time outstanding plus the undrawn balance of outstanding Subject LCs shall never exceed the lesser of

1

either the amount of the Revolving Commitment then in effect or the amount of the Borrowing Base then in effect, and

(c) sets forth the covenants and warranties made by the parties to induce each other to enter into this Agreement and other Material provisions.

2. Subsection 2C.02 is hereby deleted in its entirety and replaced with the following:

2C.02 TERM — The Revolving Commitment shall become effective as of the date of this Agreement and shall remain in effect on a revolving basis until August 1, 2005 (the “Expiration Date”) EXCEPT that a later Expiration Date may be established from time to time pursuant to subsection 2C.06 and EXCEPT that the Revolving Commitment shall end in any event upon any earlier reduction thereof to zero pursuant to subsection 2C.03 or any earlier termination pursuant to section 5B.

3. Subsections 2D.02, 2D.03, 2D.04 and 2D.05 are hereby deleted in their entirety and replaced with the following:

2D.02 CREDIT REQUESTS — Whenever Borrower desires to borrow pursuant to this Agreement or to have a Subject LC issued, Borrower shall give Bank an appropriate notice (a Credit Request) with such information as Bank may reasonably request. The Credit Request shall be irrevocable and shall (EXCEPT in the case of any obtained at the execution and delivery of this Agreement) be given to Bank not later than 12:00 noon Cleveland time on the Banking Day the proceeds of any requested Revolving Loan are to be disbursed to Borrower and not later than 12:00 noon Cleveland time on the Banking Day prior to the Banking Day a Subject LC is to be issued. Each request by Borrower for a Revolving Loan or Subject LC shall be made either in writing or by telephone, PROVIDED that any telephone request shall be promptly confirmed in writing and Borrower shall assume the risk of misunderstanding.

2D.03 CONDITION: NO DEFAULT — Borrower shall not be entitled to obtain any Revolving Loan or have any Subject LC issued if

(a) any Default Under This Agreement shall then exist or would thereupon begin to exist or

(b) any representation or warranty made in subsections 4B.01 through 4B.08 (both inclusive) shall have ceased to be true and complete in any Material respect except for such changes, if any, as shall have been fully disclosed in the applicable Credit Request and as may be waived by Bank in the reasonable exercise of its discretion, or

(c) there shall have occurred any Material adverse change in Borrower’s financial condition, properties or business since the date of Borrower’s Most Recent 4A.04 Financial Statements.

Each Credit Request, both when made and when honored, shall of itself constitute a continuing representation and warranty by Borrower that Borrower is entitled to obtain, and Bank is obligated to make or issue, the requested Revolving Loan or Subject LC.

2D.04 CONDITION: PURPOSE — Borrower shall not use the proceeds of any Revolving Loan or Subject LC for the purpose of financing the acquisition of any corporation or other business entity if the acquisition is publicly opposed by the latter’s management and if Bank deems that its participation in the financing would involve it in a conflict of interest.

2D.05 AMOUNT — No Revolving Loan shall be made if, after giving effect thereto, the aggregate unpaid principal balance of the Revolving Loans plus the aggregate undrawn balance of the outstanding Subject LCs would exceed either the amount of the Revolving Commitment then in effect or the amount of the Borrowing Base then in effect, whichever shall then be the lesser.

4. Commencing upon Bank’s receipt of Borrower’s 2003 fiscal year end annual financial statements (and effective no later than thirty (30) days following such receipt), subsection 2D.07 shall be deleted in its entirety and replaced with the following:

2D.07 INTEREST: REVOLVING LOANS — The principal of and overdue interest on the Revolving Loans shall bear interest payable in arrears on the first day of each January, April, July and October and at Maturity and computed (in accordance with subsection 8.10)

(a) prior to Maturity, at a fluctuating rate equal to the Reference Rate from time to time in effect plus the applicable RR margin (if any) and

(b) after Maturity (whether occurring by lapse of time or by acceleration), at a fluctuating rate equal to the Reference Rate from time to time in effect plus the applicable RR margin (if any) plus two percent (2%) per annum, with each change in the Reference Rate automatically and immediately changing the rate thereafter applicable to the Revolving Loans; PROVIDED, that in no event shall the rate applicable to the Revolving Loans after the Maturity thereof be less than the rate applicable thereto immediately after Maturity. RR margin as used in this subsection means the following (as dependent upon the Senior Debt to EBITDA ratio calculated pursuant to subsection 3B.03 of this Agreement):

Senior Debt to EBITDA Ratio	RR Margin
< 1.50x	.50%
> 1.50x but < 2.00x	.75%
> 2.00x but < 2.50x	1.00%*
> 2.50x	2.00%

The initial applicable RR margin is indicated with an asterisk (*) and shall remain in effect until Bank’s receipt of Borrowers subsequent fiscal year end financial statements

C.	The following sections are hereby added to the Credit Agreement:

2E. LETTERS OF CREDIT — Bank agrees that so long as the Revolving Commitment remains in effect Bank will issue such letters of credit (each, a Subject LC) for Borrower’s account as Borrower may from time to time request subject, however, to the conditions of this Agreement.

2E.01 MAXIMUM — Bank shall not issue any Subject LC if, after giving effect thereto,

(a) the aggregate undrawn balance of all then outstanding Subject LCs would exceed one hundred fifty thousand and no/l00ths dollars ($150,000) or

(b) the sum of the aggregate outstanding Revolving Loans plus the aggregate undrawn balance of all then outstanding Subject LCs would exceed the lesser of the Revolving Commitment as then in effect or the Borrowing Base as then in effect.

2E.02 TERM — No Subject LC shall permit any draft to be drawn thereunder on a date (the “last draw date”) that is more than one hundred eighty (180) days after the date of its issue, nor shall any Subject LC permit the last draw date to be later than the third (3rd) Banking Day next preceding the Expiration Date.

2E.03 FORM — Each Subject LC shall

(a) be issued in such form as Bank may reasonably require,

(b) be a commercial letter of credit used solely for the importation of goods in the ordinary course of Borrower’s business, and

(c) be denominated in United States dollars.

2E.04 COMMISSION — Borrower shall pay Bank at the issuance of each Subject LC a non-refundable commission equal to two percent (2.0%) per annum of the face amount thereof, plus any other standard fees for issuance, amendment, registration or draws or any similar act generally charged by Bank in respect of letters of credit issued by it.

2E.05 REIMBURSEMENT — Borrower agrees to reimburse Bank for each draft or other item paid by Bank pursuant to or otherwise in respect of any Subject LC.

2E.06 SUBJECT LOAN BACK-UP — In the event of a draw under any Subject LC, Bank is irrevocably authorized to prepare, to sign Borrower’s name to, and to deliver on Borrower’s behalf an appropriate Credit Request requesting a Revolving Loan in an amount equal to the reimbursement amount plus any interest thereon. Bank will make the requested Revolving Loan even if any Default Under This Agreement shall then exist under the Credit Agreement and even if Borrower for any other reason would then not be entitled to obtain any Subject Loan. Bank shall disburse all such loan proceeds directly to Bank to satisfy Borrower’s reimbursement liability.

2E.07 UNCONDITIONAL OBLIGATION — The obligation of Bank to make, and of Borrower to pay, the Revolving Loans made pursuant to the preceding section shall be absolute and unconditional and shall be performed under all circumstances, including (without limitation)

(a) any lack of validity or enforceability of the Subject LC in question,

(b) the existence of any claim, offset, defense or other right that Borrower may have against the beneficiary of such Subject LC or any of its successors in interest,

(c) the existence of any claim, offset, defense or other right that Bank may have against Borrower or any of its Affiliates or against the beneficiary of such Subject LC or any of their successors in interest,

(d) the existence of any fraud or misrepresentation in the presentment of any draft or other item drawn and paid under such Subject LC or

(e) any payment of any draft or other item by Bank which does not strictly comply with the terms of such Subject LC provided such payment shall not have constituted gross negligence or willful misconduct.

5B.04 SUBJECT LCs — If the Maturity of the Subject Indebtedness shall be accelerated pursuant to subsection 5B.01 or 5B.02, Borrower shall immediately deposit with Bank, as security for Borrower’s obligation to reimburse Bank for any then outstanding Subject LCs, cash or acceptable marketable securities having a fair cash value equal to the sum of the aggregate undrawn balance of any then outstanding Subject LCs.

D.	The following definition is hereby added to the Credit Agreement:

Subject LC means a letter of credit issued by Bank for Borrower’s account in accordance with section 2E;

E.	Subsection 2C.05 (“ANNUAL LOAN FEE”) of the Credit Agreement is hereby deleted in its entirety.

SECTION II - Conditions Precedent

It is a condition precedent to the effectiveness of this Amendment that, prior to or on the date hereof, the following items shall have been delivered to Bank (in form and substance acceptable to Bank):

(A) a Certificate, dated as of the date hereof, of the secretary of Borrower certifying (1) that Borrower’s Articles of Incorporation and Code of Regulations have not been amended since the execution of the Credit Agreement (or certifying that true, correct and complete copies of any amendments are attached), (2) that copies of resolutions of the Board of Directors of Borrower are attached with respect to the approval of this Amendment and of the matters contemplated hereby and authorizing the execution, delivery and performance by Borrower of this Amendment and each other document to be delivered pursuant hereto and (3) as to the incumbency and signatures of the officers of Borrower signing this Amendment and each other document to be delivered pursuant hereto;

(B) an Acknowledgment of Receipt of a copy of, and Consent and Agreement to the terms of, this Amendment by Hillstreet Fund, L.P. with respect to a certain Unconditional and Continuing Subordination executed and delivered to Bank by such entity and dated July 28, 2000; and

(C) such other documents as Bank may request to implement this Amendment and the transactions contemplated hereby.

SECTION III - Representations and Warranties

Borrower hereby represents and warrants to Bank that:

(A) none of the representations and warranties made in subsections 4B.01 through 4B.09 of the Credit Agreement has ceased to be true and complete in any material respect as of the date hereof; and

(B) as of the date hereof no “Default Under This Agreement” has occurred that is continuing.

SECTION IV - Acknowledgments Concerning Outstanding Loans

Borrower acknowledges and agrees that, as of the date hereof, all of Borrower’s outstanding loan obligations to Bank are owed without any offset, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with Bank’s parent company and with any subsidiary or affiliate company of Bank or of Bank’s parent company.

SECTION V - References

On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement, and each reference in the Subject Notes or other Related Writings to the “Credit Agreement”, “thereof”, or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Credit Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Credit Agreement or constitute a waiver of any provision of the Credit Agreement except as specifically set forth herein

SECTION VI - Governing Law

This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

NATIONAL CITY BANK		QUATECH, INC.

By:	/s/ Maurus Kosco	By:	/s/ William J. Roberts
Printed Name:	Maurus Kosco	Printed Name: William J. Roberts
Title:	Vice President	Title: Chairman